EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of Recruiter.com Group, Inc. of our report dated March 31, 2022, on the consolidated financial statements of Recruiter.com Group, Inc. and Subsidiaries for the years ended December 31, 2021 and 2020, included in Form 10-K filed on March 31, 2022.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 16, 2023